EXHIBIT 99.1


                                                                    NEWS RELEASE

INFOWAVE COMPLETES SALE OF ITS IMAGING DIVISION
Company will focus management and capital resources exclusively on wireless technology

Burnaby,  British Columbia,  September 11, 2000 - Infowave Software,  Inc. (TSE:
IW) today announced that it has entered into a definitive agreement for the sale of its Imaging Division to Software 2000 Limited. The business will be operated as a wholly owned subsidiary of Software 2000 and will change its name to Strydent Software Inc. The purchase price of US$1.5 million in cash represents a premium to the book value of the Imaging Division. The transaction will be effective August 31, 2000 and is subject to receipt of regulatory approval.

Software 2000 is a UK-based developer of device driver technology and deals at arms length to Infowave. An independent Infowave board committee engaged the firm of Goepel McDermid Inc. to conduct a valuation and fairness opinion pursuant to Ontario Securities Commission ("OSC") Rule 61-501 (formerly OSC Policy 9.1) standards. Goepel McDermid concluded the transaction was fair, from a financial point of view, to the holders of Infowave shares.

"Infowave's directors and shareholders have provided management with a clear mandate to focus their attention and capital resources on the commercialization of Infowave's wireless technology," said Morgan Sturdy, Infowave's Chairman. "We are pleased that this important transaction has now been completed, that it was done at a fair valuation and that it enables continued employment for the Imaging Division team."

About Infowave
Founded in 1984, Infowave develops, markets and sells specialized software solutions for wireless computing and is headquartered in Vancouver, Canada. Infowave builds mobile business solutions that use the power of wireless communications to extend the reach of enterprise computing. The Infowave
Wireless Business Engine is the foundation for Infowave for Exchange(TM), Infowave for the Net(TM) and FirstHand(TM); advanced and secure wireless solutions for connecting mobile workers to key corporate information and applications. Symmetry(TM) provides interactive wireless access to Microsoft(R) Outlook(R) email, schedules, contacts and calendar from pagers and PCS phones. For more information, please visit www.infowave.com.

Contact Information

Investor Relations:
Ken Jones
Randy Halischuk
ir@infowave.com
---------------
(604) 473-3600

Corporate and Media Relations:
Kim Mathewes
kmathewes@infowave.com
----------------------
(604) 473-3696

Tom Isaacson
Rolling Thunder
tomi@rolling-thunder.com
------------------------
(425) 889-0528 x107




Note: Infowave Software, Inc. has trademarks for or has applied for a trademark for "Infowave", the Infowave logo, "Infowave for Exchange", "Infowave for the Net", "Symmetry" and "FirstHand". All other trademarks are the property of their respective owners. Some of the above trademarks may be registered in certain jurisdictions.

This press release contains forward-looking statements regarding the sale of the Imaging Division. Actual results could differ materially from those anticipated in these statements based upon a number of factors including the risk of not obtaining regulatory approval for the sale. Forward-looking statements are based on management's beliefs, opinions and projections on the date the statements are made. Infowave undertakes no obligation to update forward-looking statements if circumstances or management's beliefs, opinions or projections should change.